Exhibit 3.1

         MACK-CALI REALTY CORPORATION

ARTICLES SUPPLEMENTARY

10,000 SHARES

8% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

        MACK-CALI REALTY CORPORATION, a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to the authority conferred upon the Board of Directors by the charter of the Company (the "Charter") and Section 2-105 of the Maryland General Corporation Law, the Board of Directors, as required by Section 2-208 of the Maryland General Corporation Law (the "MGCL"), pursuant to resolutions adopted at a meeting duly called on March 4, 2003, classified Ten Thousand (10,000) shares of authorized but unissued Preferred Stock (as defined in the Charter) as a separate class of Preferred Stock designated as "8% Series C Cumulative Redeemable Perpetual Preferred Stock", set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock and authorized the issuance of a maximum of Ten Thousand (10,000) shares of such class of Preferred Stock.

        SECOND: The class of Preferred Stock created by the resolutions duly adopted by the Board of Directors and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions which, upon any restatement of the Charter shall be made a part of Article IV of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

        1.    Designation and Number.    A series of preferred stock, designated the "8% Series C Cumulative Redeemable Perpetual Preferred Stock" (the "Series C Preferred Stock"), is hereby established. The number of shares of the Series C Preferred Stock shall be 10,000. The par value of the Series C Preferred Stock is $0.01 per share.

        2.    Maturity.    The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

        3.    Rank.    The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of common stock, par value $.01, of the Company (the "Common Stock") and to all equity securities issued by the Company ranking junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all other equity securities issued by the Company, other than those equity securities referred to in clauses (a) and (c) hereof; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion. All shares of Series C Preferred Stock shall rank equally with one another and shall be identical in all respects.

        4.    Dividends.

        (a)    Payment of Dividends.    Holders of shares of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate per annum of 8% of the $2,500 per share stated value thereof (equivalent to a fixed annual amount of $200 per share). Such dividends shall be cumulative from the original date of issuance of the Series C Preferred Stock and shall be payable quarterly in arrears on the 15th day of April, July, October and January of each year or, if such date is not a business day, the next succeeding business day (each a "Dividend Payment Date"), provided, however, that the first dividend on the Series C Preferred Stock will not be paid until July 15, 2003. Any dividend payable on the Series C Preferred Stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such Dividend Payment Date (each, a "Dividend Record Date").

        (b)    Limitation on Dividends.    No dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company if the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

        (c)    Dividends Cumulative.    Notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock will not bear interest and will cumulate as of the Dividend Payment Date on which they first became payable.

        (d)    Capital Gains Dividends.    If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year bears to the Total Dividends. The Company shall make a similar allocation with respect to any of its undistributed long-term capital gains, based on the allocation of the Capital Gains Amount which would result if such undistributed long-term capital gains would be distributed as "capital gains dividends" by the Company to its stockholders.

        (e)    Priority as to Dividends.

            (i)    So long as any shares of Series C Preferred Stock are outstanding, no dividends shall be declared, paid or set apart for payment on any equity securities of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other equity securities ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and each other equity security shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and each other equity security shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other equity security (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

            (ii)  Except as provided in clause (i), unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of equity securities ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other dividend be declared or made upon the Common Stock, or any other equity securities of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of equity securities of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Series C Preferred Stock as to dividends and upon liquidation or for the purpose of preserving the Company's qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended ("REIT")).

            (iii)  Holders of shares of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series C Preferred Stock as described above. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

        (f)    No Further Rights.    Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, other property or otherwise, in excess of the full cumulative dividends described herein.

        5.    Liquidation Preference.

        (a)    Payment of Liquidating Distributions.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the then outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $2,500 per share, plus an amount equal to any accrued and unpaid dividends to but excluding the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series C Preferred Stock as to liquidation rights. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make full payment of liquidating distributions to the holders of the Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the Series C Preferred Stock as to liquidation rights, then the holders of the Series C Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

        If such payment shall have been made in full to all holders of shares of Series C Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

        (b)    Notice.    Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear in the records of the Company.

        (c)    No Further Rights.    After payment of the full amount of the liquidating distributions to which they are entitled under Section 5(a), the holders of the Series C Preferred Stock will have no right or claim to any of the remaining assets of the Company.

        (d)    Consolidation, Merger or Certain Other Transactions.    The consolidation or merger or other business combination of the Company with or into any corporation or other entity (or of any corporation or other entity with or into the Company), whether or not the Company is the surviving entity, and the sale of all or substantially all the assets of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

        6.    Redemption.

        (a)    Right of Redemption.    Subject to Section 8 hereof, the Series C Preferred Stock is not redeemable prior to March 14, 2008. On and after March 14, 2008, the Company, at its option, upon not less than 30 nor more than 60 days' prior written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500 per share, plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed by the Company, the shares of Series C Preferred Stock to be redeemed will be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by another equitable method determined by the Board of Directors. If such redemption is to be by lot and, as a result of such redemption, any holder of a number of shares of Series C Preferred Stock would become a holder of a number of shares of Series C Preferred Stock in excess of the Ownership Limit (as defined in Article VI of the Charter) because such holder's Series C Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

        (b)    Limitation on Redemption.    Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock or other shares of capital stock of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for capital stock of the Company ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of shares of Series C Preferred Stock in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series C Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

        (c)    Procedures for Redemption.

            (i)    Notice of redemption will be mailed by the Company, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom notice was defective or not given.

            (ii)  In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the Series C Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the Series C Preferred Stock to be redeemed will cease to cumulate on such redemption date. If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

            (iii)  On or after the redemption date, each holder of shares of Series C Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series C Preferred Stock to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing the Series C Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing the Series C Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

            (iv)  Immediately prior to any redemption of Series C Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such stock on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as expressly provided herein above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock redeemed by the Company.

        (d)    Status of Redeemed Stock.

            (i)    From and after the redemption date (unless the Company shall fail to make available the money necessary to effect such redemption), all dividends on the Series C Preferred Stock designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to but excluding the redemption date) shall cease and terminate and such stock shall not be deemed to be outstanding for any purpose whatsoever. The Company may, at its option, at any time after a notice of redemption has been given, irrevocably deposit the redemption price for the Series C Preferred Stock designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption with the transfer agent or agents for the Series C Preferred Stock, in a trust fund for the benefit of the holders of the Series C Preferred Stock designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such stock and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the stock to their respective holders upon the surrender of their stock certificates. In such case, the redemption notice shall (A) state the date of such deposit, (B) specify the office of such bank or trust as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or before the date fixed in such redemption notice against payment of the redemption price (including all accrued and unpaid dividends to but excluding the redemption date). From and after the making of such deposit, all dividends on the Series C Preferred Stock designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to but excluding the redemption date) shall cease and terminate and such stock shall not be deemed to be outstanding for any purpose whatsoever. Any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust to the Company.

            (ii)  Any shares of Series C Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

        7.    Voting Rights.    The holders of shares of Series C Preferred Stock shall not have any voting rights, except as set forth below.

        (a)  Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares of Series C Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors ("Preferred Stock Directors") of the Company at a special meeting called by the holders of record of at least 25% of the outstanding Series C Preferred Stock or the holders of at least 25% of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case such vote shall take place at the next annual meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

        (b)  If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock shall have been paid in full or authorized and a sum sufficient for the payment thereof set aside for payment in full, the holders of shares of Series C Preferred Stock shall be divested of the voting rights set forth in clause (a) above (subject to revesting in the event that dividends are in arrears again pursuant to clause (a) above) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or authorized by the Board of Directors and set aside for payment in full on all other series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any such Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding shares of Series C Preferred Stock, when they have the voting rights set forth in clause (a) above, and all other series of preferred stock upon which like voting rights have been conferred and are exercisable (voting as a single class). So long as the dividend payments shall continue to be in arrears, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series C Preferred Stock, when they have the voting rights set forth in clause (a) above, and all other series of preferred stock upon which like voting rights have been conferred and are exercisable (voting as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

        (c)  So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not, without the affirmative consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of then outstanding shares of Series C Preferred Stock, given in person or by proxy, either in writing or at a meeting (such Series C Preferred Stock voting separately as a class):

            (i)    authorize, create, issue or increase the authorized or issued amount of, any series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, winding up or dissolution, or reclassify any authorized stock of the Company into any such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or

            (ii)  repeal, amend, alter or change any of the provisions of the Company's Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference or voting power of the Series C Preferred Stock; provided, however, that with respect to the occurrence of any Event, so long as (a) the Company is the surviving entity and the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof, or (b) the resulting or surviving entity substitutes for the Series C Preferred Stock other preferred stock of such resulting or surviving entity having substantially the same terms and same rights as the Series C Preferred Stock, then the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences or voting powers of the Series C Preferred Stock; and provided further that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of equity securities, or (y) any increase in the amount of authorized Series C Preferred Stock or any other class or series of equity securities, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences or voting powers.

        (d)  The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

        (e)  Except as expressly stated herein, the Series C Preferred Stock will not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation of the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series C Preferred Stock.

        8.    Restriction on Ownership and Transfer to Preserve Tax Benefit.    Notwithstanding any terms or provisions to the contrary contained in Section 6 or elsewhere herein, to ensure that the Company remains qualified as a REIT for federal and state income tax purposes, the Series C Preferred Stock shall be subject to the provisions of Article VI of the Company's Charter pursuant to which, among other things, shares of Series C Preferred Stock owned by a stockholder in excess of the Ownership Limit shall automatically be subject to the remedies set forth in such Article VI and may be redeemed by the Company in accordance with the Charter.

        9.    Conversion.    The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

        10.    No Preemptive Rights.    No holder of shares of Series C Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of stock of the Company of any class or series, or any other security of the Company which the Company may issue or sell.

        11.    Headings.    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        THIRD: The Series C Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

        FOURTH: These Articles Supplementary have been approved by the Board of Directors of the Company in the manner and by the vote required by law.

        FIFTH: The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of March, 2003.

ATTEST:	MACK-CALI REALTY CORPORATION
/s/ ROGER W. THOMAS Name: Roger W. Thomas Title: Executive Vice President, General Counsel and Secretary	By:	/s/ MITCHELL E. HERSH (SEAL) Name: Mitchell E. Hersh Title: Chief Executive Officer